Exhibit 99.1

MZT Holdings, Inc. Announces Initial Liquidating Distribution

FOXBOROUGH, Mass. – (BUSINESS WIRE) – August 20, 2008 – MZT Holdings, Inc., formerly known as Matritech, Inc. (trading symbol: MZTH) (the “Company” or “MZT Holdings”), announced today that the Company’s Board of Directors has declared a liquidating distribution of $0.15 per share on each outstanding share of the Company’s common stock.  This distribution will be made on August 25, 2008 to all stockholders of record of the Company’s common stock as of the close of business on April 4, 2008.

The liquidating distribution announced today represents a partial distribution to the Company’s stockholders of funds that the Company received in connection with the December 2007 sale of substantially all of the Company’s assets to a wholly-owned subsidiary of Inverness Medical Innovations, Inc.  Subsequent to this sale, on January 18, 2008, the Company filed a certificate of dissolution with the Secretary of the State of Delaware.  In addition, the Company’s closed its stock transfer books as of the close of business on January 18, 2008 and established a record date for liquidating distributions to the holders of its common stock of April 4, 2008.  In establishing the amount of this initial liquidating distribution, the Company’s Board of Directors first established reserves in anticipation of any known, unknown or contingent future claims.

In announcing this initial liquidating distribution, Craig R. Jalbert, the Company’s President and a member of the Company’s Board of Directors, stated that “the Company’s Board of Directors is pleased that, after establishing appropriate reserves, it is in a position to make an initial liquidation distribution in the amount of $0.15 per share, which is the minimum amount that the Company had initially disclosed it expected to be able to return to its stockholders in the proxy statement distributed in November 2007 in connection with the approval of the sale of substantially all of the Company’s assets.”

Prior to finally winding up its affairs under Delaware law, the Company intends to make at least one additional liquidating distribution to the holders of record of its common stock as of April 4, 2008.  Though the timing and amount of any future liquidating distribution or distributions are not yet known, the Company does not presently anticipate making a final liquidating distribution prior to the second quarter of 2012.

Statement under the Private Securities Litigation Reform Act

This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the timing and amount of potential future liquidating distribution payments and amounts available for distribution to holders of common stock.  These statements reflect the Company’s current expectations with respect to future events and are based on its management’s current assumptions and information currently available.  Actual results may differ materially.  There can be no assurance that the Company’s expectations will be achieved.  Please refer to the risk factors detailed in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission, as well as in the Company’s definitive proxy statement filed on November 14, 2007.  These forward-looking statements are neither promises nor guarantees.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  MZT Holdings undertakes no responsibility to revise or update any such forward-looking information.

Contact:

MZT Holdings, Inc.
Craig Jalbert, President
(508) 543-1720